Exhibit 99.1

Patriot National Announces Closing of New Credit Facility

and Capital Distribution to Shareholders

- Closes New $280 million Credit Facility

- Declares Special Dividend of $2.50 per share of Common Stock

- Expands Stock Repurchase Program to $40 million from $15 million

FORT LAUDERDALE, FL., November 14, 2016 – Patriot National, Inc. (NYSE: PN), (“Patriot National or “the Company”) a leading provider of technology and outsourcing solutions to the insurance industry, today announced that it has closed a new credit facility with Cerberus Business Finance, LLC to recapitalize the Company. The Company also announced a significant capital distribution to shareholders, and an expansion of its share repurchase program.

Highlights

•	Company closes new $250 million term loan and $30 million revolving credit line with Cerberus Business Finance, an affiliate of Cerberus Capital Management, L.P.

•	Board of Directors approves a special dividend of $2.50 per share of common stock

•	Board of Directors increases existing share repurchase program to $40 million from $15 million

•	Company plans to focus on enhancing shareholder value by leveraging robust platform of insurance services and technology solutions and reducing expenses to generate profitable growth

•	Board of Directors continues to explore all strategic value creation opportunities

Management Commentary

“In February, our Board of Directors formed a Special Committee to explore all avenues for shareholder value creation including a potential sale of the Company, divesting non-core assets, and other ways to return capital to shareholders,” said Steven M. Mariano, President and Chief Executive Officer of Patriot National. “Throughout this process, our shareholders have been very patient, and we are pleased to provide an immediate return of capital through a significant special dividend and to expand our stock repurchase program.

“The Board of Directors will continue to evaluate all options for value creation and, at the same time, we are taking decisive action to enhance the value of the Company by driving organic growth in our core insurance services and technology businesses. Our new credit facility with Cerberus significantly enhances our financial flexibility to execute on our plans for enhanced growth and returns in 2017.”

Update on Organic Growth Plan

Patriot National has built a powerful operating platform capable of delivering substantial value to its customers to support long-term growth. The Company currently has relationships with 139 carriers and more than 4,100 agencies and offers a broad menu of products and services that is unparalleled in the marketplace and spans from workers’ compensation and specialty property and casualty insurance services to technology solutions.

Patriot National

Over the past month, Patriot National has secured three significant new client engagements that include the expansion of a turnkey partnership with a leading national insurance carrier and the launch of a BPO relationship with two carriers that have a growing presence in the U.S. workers’ compensation insurance market. Looking ahead, Patriot National intends to leverage its core insurance platform and suite of technology solutions to strengthen existing and new client relationships and to expand its sales channels and commercialize its technology. The Company also plans to drive profitable growth by achieving cost savings of approximately $8 million in 2017.

Return of Capital to Shareholders

Today, Patriot National’s Board of Directors declared a special cash dividend (the “Dividend”) of $2.50 per share on all issued and outstanding shares of Common Stock of the Company. The Dividend is considered an ordinary dividend for tax purposes, and will be paid on December 9, 2016 to stockholders of record as of the close of business on November 28, 2016.

The Board has also approved an expansion of the existing share repurchase program to $40 million from $15 million, effective immediately. The program continues to give management discretion in determining the market and business conditions under which shares may be repurchased from time to time, in open market transactions or in negotiated off-market transactions.

Recapitalization

On November 10, 2016, Patriot National entered into an agreement with Cerberus Business Finance for a new $280 million five-year senior secured credit facility. The credit facility consists of a $30 million revolving line of credit and $250 million term loan.

The Company fully repaid all outstanding obligations on the former senior secured credit facility upon closing. As of November 14, 2016, the Company has $106 million in cash, restricted cash and investments and approximately $250 million of debt outstanding including capital lease obligations and deferred financing charges.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held on Monday, November 14, 2016 at 9:00 a.m. Eastern Time, to discuss this press release and our third quarter earnings results both released today.

•	Live conference call: 1-844-881-0136 (domestic) or 1-412-317-6745 (international)

•	Conference call replay available through December 14, 2016: 1-877-344-7529 (domestic) or 1-412-317-0088 (international)

•	Replay access code: 10095739

•	Live and archived webcast: ir.patnat.com

About Patriot National

Patriot National, Inc. is a national provider of comprehensive technology and outsourcing solutions that help insurance companies and employers mitigate risk, comply with complex regulations and save time and money. Patriot National provides general agency services, technology outsourcing, software solutions, specialty underwriting and policyholder services, claims administration services, self-funded health plans and employment pre-screening services to its insurance carrier clients, employers and other clients. Patriot National is headquartered in Fort Lauderdale, Florida. For more information about Patriot National, please visit www.patnat.com.

Patriot National

Forward Looking Statements

This press release may include statements that may be deemed to be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “positioned,” “outlook,” “Guidance,” and similar expressions are used to identify these forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties, and there are important factors that could cause actual results to differ materially from those indicated in these statements, including the potential that organic growth, enhanced returns or cost savings may not materialize. For example, we may not be able to place insurance policies for our clients, our expenses may be higher than we expect, we may have difficulty integrating new acquisitions, new acquisitions may not perform as anticipated, as well as those matters contained in our filings with the Securities and Exchange Commission. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance or events and that results may differ materially from statements made in or suggested by the forward-looking statements contained in this press release. Any forward-looking statement that we may make in this press release speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments.

Media and Investor Contacts:

Cindy Campbell

Director of Investor Relations

Patriot National, Inc.

(954) 670-2907

CCampbell@patnat.com

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